Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO CLOSES ACQUISITION OF NORTHROCK RESOURCES LTD.

HOUSTON, TX – September 27, 2005 – Pogo Producing Company (NYSE: PPP) today announced that it has closed the previously announced acquisition of Northrock Resources Ltd. (“Northrock”), a wholly owned Canadian subsidiary of Unocal Corporation, for approximately U.S. $1.7 billion in cash.

Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo said, “We are pleased to announce the closing of this important acquisition, which will provide Pogo with greater proven reserves and a substantial prospective exploration acreage position.  The Northrock acquisition is a major component of our 2005 Strategic Plan to grow our asset base in North America in order to deliver greater value to shareholders for years to come.”

As previously announced on July 11, 2005, on a pro forma basis, the acquisition of Northrock’s oil and gas assets in Canada is expected to:

•                  increase Pogo’s total proven oil and gas reserves by 42%, from 1,437 billion cubic feet of natural gas equivalent (“Bcfe”) to 2,041 Bcfe;

•                  increase Pogo’s worldwide net leasehold acreage by about 82%, from approximately 1.73 million net acres to approximately 3.15 million net acres;

•                  immediately add over 900 identified drilling opportunities to Pogo’s inventory;

•                  complement Pogo’s reserve and production mix with Northrock’s high quality North American crude oil and natural gas assets;

•                  extend Pogo’s indicated reserves life to 9.3 years; and

•                  be accretive to Pogo’s earnings, cash flow, production and reserves per share in 2006 and beyond.

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 89 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 3,500,000 gross leasehold acres in major oil and gas provinces in North America and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements, including but not limited to any reserves projections, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.